Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
February 21, 2008

Thank you Steve and good morning everyone!

My comments relate primarily to the fourth quarter of 2007. We will file our Form 10-K this morning. You will find more details there about our full year.

For the fourth quarter of 2007, we reported earnings of 97 cents per diluted share from continuing operations. This compares with 72 cents per share from continuing operations in the same quarter of 2006. Revenues for the fourth quarter of 2007 increased 32% over the same quarter last year to a record $1.1 billion.

Earnings from continuing operations exceeded the high end of our expectations by 5 cents per share. These positive results were primarily due to the following:

•	excellent operational performance in our Rail and Inland Barge groups,

•	railcar sales from our leasing company that exceeded our estimates, and

•	a partial offset due to a year-end tax true up.

Rail Group
Moving to our Rail Group.

Revenues for this group increased 10% on a quarter-over-quarter basis. Rail Group sales to Trinity’s Leasing and Management Services Group were $137 million in the fourth quarter of 2007 with profits of $22.2 million, or approximately 18 cents per diluted share. This compares with sales to our Leasing Group in the fourth quarter of 2006 of $184 million with profits of $33 million or 27 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Our margin results for the Rail Group were 12.9%.

At this time, we anticipate margins for the Rail Group of between 11% and 12% for the first quarter. As we look forward, we expect margins of between 8% and 10% for the remaining three quarters of the year. This margin level represents the competitive pricing environment and the mix of car types to be built during the year.

The Rail Group backlog as of December 31, 2007 consisted of approximately 31,870 railcars, with an estimated sales value of $2.7 billion. Our Railcar backlog is broken down approximately as follows:

Backlog to our Leasing Company Backlog to TRIP Backlog to third parties	$1.4 billion, $500 million and $750 million

Inland Barge Group
Now turning to our Inland Barge Group.

The Inland Barge Group’s fourth quarter performance was once again very strong, posting revenues of $137 million and operating profit of $26.3 million. The results of the Inland Barge Group continue to reflect a high level of operational excellence. This group’s backlog, as of December 31, 2007, totaled approximately $753 million. This compares with $464 million one year ago.

We anticipate Inland Barge revenues of between $130 and $140 million in the first quarter. Operating profit margins are expected to range between 15% and 17% during the quarter.

Energy Equipment Group
Now moving to the Energy Equipment Group.

During the fourth quarter, this group’s revenues topped $141 million, a new record. Operating profits were $16.7 million with an operating profit margin of 11.8%. The Energy Equipment Group’s revenue growth continues to be driven by our wind tower business. We anticipate the wind tower business will account for approximately $380 million in revenue for 2008 representing a 54% growth from 2007.

Construction Products Group
Revenues for our Construction Products Group grew slightly when compared to the same quarter of the previous year. Operating profit was $13.3 million for the quarter, representing a 10% improvement over last year.

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $194 million compared with $114 million in the same quarter of 2006. Operating profit was $47 million with $17.8 million resulting from car sales. During the fourth quarter, car sales from the fleet were $121 million. TRIP accounted for $96 million of those sales. In addition, TRIP purchased $94 million worth of railcars from our manufacturing companies during the quarter.

As we have discussed in the past, TRIP is a leasing company formed in June 2007. It has committed to purchase approximately $1.4 billion worth of railcars during a two-year period from Trinity’s railcar manufacturing companies and leasing company. Trinity holds a 20% equity ownership in TRIP through a subsidiary and is responsible for managing the cars. All sales to TRIP are for railcars with firm leases in place with independent third-parties.

TRIP has the capability to expand its purchases beyond its current commitment of $1.4 billion. TRIP benefits Trinity by allowing our leasing company to continue its core competency of lease originations while realizing a portion of the economic upside associated with railcar leasing.

For 2008, we now anticipate between $650 and $750 million in net additions to our Trinity Leasing fleet. As a form of clarity, net fleet additions are the fair market value of cars added to our fleet less the proceeds of cars sold from the fleet.

Consolidated
Moving to our consolidated results.

For 2008, we expect non-leasing capital expenditures of between $180 and $190 million.

During the first quarter, we expect to defer approximately $250 million in revenue and between $28 and $32 million in operating profits as we grow our own leasing business and sell cars to TRIP. This represents between 23 and 26 cents per diluted share.

We anticipate earnings from continuing operations for the first quarter of 2008 to range between 69 and 74 cents per diluted share. Included in these projected results are car sales from our fleet of $38 million versus $121 million in our 4th quarter of 2007. Our 2008 full year guidance is slightly improved at this time at $3.20 to $3.50 per diluted share.

Included in our assumptions for 2008 are:

•	normal weather conditions

•	no unanticipated adverse resolution of legal matters, and

•	railcar demand remaining at moderate levels

In our earnings release yesterday, we provided a reconciliation of the non-GAAP term EBITDA. EBITDA from continuing operations for the fourth quarter of 2007 was approximately $182.3 million as compared to $129.1 million in the same quarter last year.

At this time I will turn the presentation back to James for the question and answer session.